UNITED STATES
SECURITIES AND
EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2007 (October 30, 2007)

FUTURE NOW GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136069	20-4237445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

246 Creamer Street, 2nd Floor, Brooklyn, NY 11231
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (877) 643-7244

650 - 1500 West Georgia Street, Vancouver, BC V6G 2Z6
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Cautionary Statement Concerning Forward-Looking Information		2
Explanatory Note		2
Item 1.01	Entry into a Material Definitive Agreement	3
Item 2.01	Completion of Acquisition or Disposition of Assets	3
SHARE EXCHANGE WITH FUTURE NOW, INC.		3
THE FINANCING TRANSACTION		3
THE BUSINESS		5
REPORTS TO SECURITY HOLDERS		10
RISK FACTORS		10
Risks Related to Our Business		10
Risks Related to our Common Stock		13
Trends, Risks and Uncertainties		14
SELECTED FINANCIAL INFORMATION		15
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS		16
SUMMARY OF KEY RESULTS		16
DESCRIPTION OF PROPERTY		24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		24
MANAGEMENT		26
EXECUTIVE COMPENSATION		29
SUMMARY COMPENSATION TABLE		29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE		32
DESCRIPTION OF SECURITIES		34
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS		34
LEGAL PROCEEDINGS		36
FINANCIAL STATEMENTS AND EXHIBITS		38
Item 3.02	Unregistered Sales of Equity Securities	38
Item 5.01	Changes in Control of Registrant	38
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	38
Item 5.06	Change in Shell Company Status	39
Item 8.01	Other Events	39
Item 9.01	Consolidated Financial Statements and Exhibits	40

i

Cautionary Statement Concerning Forward-Looking Information

This report contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and information relating to the Company that are based on the current beliefs of the Company’s management as well as assumptions made by and information currently available to management, including statements related to the markets for the Company’s products, general trends and trends in the Company’s operations or financial results, plans, expectations, estimates and beliefs. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “opinion,” “will” and similar expressions and their variants, as they relate to the Company or the Company’s management, may identify forward-looking statements. Such statements reflect the Company’s judgment as of the date of this report with respect to future events, the outcome of which is subject to certain risks, including the risk factors described herein, which may have a significant impact on the Company’s business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. See “Item 2.01.-Risk Factors” for examples of factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. The Company undertakes no obligation to update forward-looking statements.

Explanatory Note

Upon the consummation of the share exchange transaction as described more fully below, Future Now Group Inc. (“FNGI”) became the ultimate parent company of Future Now, Inc., a Delaware corporation (“Future Now”) and Future Now’s wholly owned subsidiary, Intellectual Property Licensing Group, Inc (“IPLG”). Unless otherwise provided in this current report, all references in this current report to “we,” “us,” “our Company,” “our,” “FNGI,” the “Company,” or the “Registrant” refers to the combined Future Now Group, Inc. entity, together with its wholly owned subsidiaries Future Now and IPLG. Immediately following the Share Exchange (described below in Item 2.01 - the Financing Transition), the Company also entered into the 2007 Equity Transaction (described below in Item 2.01 - the Financing Transaction). Unless otherwise indicated in this current report, all references in this current report to the Company’s Board of Directors shall refer to the Board of Directors of Future Now, which was appointed upon the closing of the Share Exchange. The business operations of FNGI following the Share Exchange consist of those of its subsidiary, Future Now and IPLG. This current report contains summaries of the material terms of various agreements executed in connection with the Share Exchange and concurrent financing described herein.

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2007, we entered into the material definitive agreements described under Item 2.01 below. The identities of the parties to these material definitive agreements are set forth in the share exchange agreement (attached as Exhibit 10.1) and the Financing Agreements (defined below), attached as Exhibits 10.2 - 10.11 to this current report. Prior to entering into these material definitive agreements, there was no material relationship between the Company or its affiliates and the parties thereto, other than in respect of the applicable material definitive agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

SHARE EXCHANGE WITH FUTURE NOW, INC.

On October 30, 2007, we entered into a share exchange agreement with Future Now, a privately held Delaware corporation, and the shareholders of Future Now. The closing of the transactions contemplated in the share exchange agreement and the acquisition of all of the issued and outstanding stock of Future Now occurred on October 30, 2007 (the “Share Exchange”). In accordance with the closing of the share exchange agreement, we issued 50,394,191 of our common shares to the shareholders of Future Now, in exchange for the acquisition, by our Company, of all of the issued and outstanding common shares of Future Now, on the basis of one common share of our Company for one common share of Future Now.

Our Company had 71,242,191 common shares issued and outstanding as of October 30, 2007 as a result of the issuance of 50,394,191 common shares in connection with the closing of the share exchange agreement and the concurrent cancellation of 32,000,000 common shares owned by former directors of our Company. As of the closing date, the former shareholders of Future Now held approximately 70.74% of the issued and outstanding common shares of our Company. The issuance of the 50,394,191 common shares to the former shareholders of Future Now was deemed to be a reverse acquisition for accounting purposes. Accordingly, Future Now, the accounting acquirer entity, is regarded as the predecessor entity as of October 30, 2007. As a result of the exchange of the Future Now stock in exchange for our Company’s stock, Future Now became a wholly owned subsidiary of our Company. We will continue to file annual and quarterly reports based upon our fiscal year end of June 30.

In connection with the consummation of the Share Exchange, the Company changed the address of its principal executive offices effective October 30, 2007 from 650 - 1500 West Georgia Street, Vancouver, BC V6G 2Z6 to 246 Creamer Street, 2nd Floor, Brooklyn, NY, 11231.

THE FINANCING TRANSACTION

In connection with the Share Exchange, the Company entered into two Convertible Note Agreements, a Securities Purchase Agreement, four Warrant Agreements, a Pledge and Security Agreement (collectively, the “Financing Agreements”), by and between us and two purchasers named therein (collectively the “Purchaser”). The Financing Agreements provide for the offering by the Company to the Purchaser of $2,000,000 (the “Financing”) in an 11% Secured Convertible Note (the “Note”) having a maturity date which is on the second anniversary of the Closing date. Interest on the Note was prepaid.

The Note will convert into shares of the Company’s Common Stock, at the option of the Company, at the conversion price. The conversion price is equal to the lowest of (a) the fixed conversion price, (b) the Lowest Fixed Conversion Price (as defined below), and (c) the Default Conversion Price (as defined below). The Fixed Conversion Price is $.35 per share. The “Lowest Fixed Conversion Price” is the lowest of any New Transaction Price from any subsequent financing. The “Default Conversion Price”, applicable only after and during an Event of Default (as defined in the Note) is the amount equal to 70% of the three lowest closing prices during the 20 days prior to a Notice of Conversion.

The Company will have the right to prepay all or part of the outstanding principal on the Note by giving the holder written notice 10 trading days in advance. The prepayment amount will be 115% of the prepaid principal during year 1 and 125% of the prepaid principal during year 2. Provided that a registration statement covering the conversion shares is then in effect, if the market price of the stock for 10 consecutive trading days is at least 165% of the conversion price then in effect, the Company may send notice to the Purchaser requiring it to convert any portion of its Notes that remain outstanding at that time.

Provided that a registration statement covering the conversion shares is then in effect, if the market price of the stock for 10 consecutive trading days is at least 175% of the conversion price then in effect, the Company may send notice to the Purchaser requiring it to convert any portion of its Note that remain outstanding at that time. Beginning on the first trading day of the sixth full month after the Closing and on the first day of each month thereafter, the Note will be repaid in an amount equal to 5% of the principal amount of the Note. Prior to the Effective Date of the registration statement, such amount shall be paid in cash at 120% of the principal amount due. After the Effective Date the amount shall be paid either in cash at 115% of the principal amount due or at the option of the Company, in shares of common stock at the lesser of the Fixed Conversion Price or 80% of the average of the closing bid prices of the common stock for the five trading days prior to the monthly payment date. The Company’s right to make payment in shares is subject to a 4.99% conversion cap. The Purchaser, in its sole discretion, can defer any or all monthly payments to any subsequent month.

The Purchaser received warrants (the “Warrants”) for the purchase of shares equal to 50% of the issue date Conversion Shares exercisable at $.35 and warrants to purchase 50% of the issue date Conversion shares exercisable at $.50. 2,380,943 warrants were issued at $0.35 and $0.50. The Warrant prices are subject to adjustment if there is a subsequent financing with a lower price. The expiration date will be the last day of the month in which the fifth anniversary of the Effective Date of a registration statement occurs. Warrant Shares are to be included in the registration statement. Additionally, there is a cashless exercise right if the Effective Date has not occurred by the first anniversary of issuance or is no longer effective during any time the Warrants are still outstanding.

The Company must file a registration statement for Purchaser’s interest shares, Warrants and 200% of the number of shares equal to all of the shares issued or issuable on conversion of the Note and compensation stock no later than 60 days from the Closing Date and shall have effective a registration statement no later than 120 days from the Closing Date. Upon default of the above the Company shall pay as penalties to the Purchaser 2% per month in cash of the principal amount of the Notes for each 30-day period until the registration statement is filed or declared effective, as the case may be.

The Purchaser agreed not to convert its Note or exercise a Warrant, and the Company will not be permitted to issue shares as interest or upon a Payment Date or pursuant to a mandatory conversion, to the extent such conversion, exercise or issuance would result in beneficial ownership of more than 4.99% of the outstanding shares of common stock of the Company at that time. The Company will be authorized to rely on the Purchaser’s representations as to the net amount of such Purchaser’s holdings at the time of conversion or exercise. This limit will not apply under certain circumstances.

The Company reimbursed Purchaser’s counsel fees in connection with this transaction, of up to $30,000, payable at the closing of the transaction. The Company paid the Purchaser a non-accountable due-diligence expense fee of $25,000 at Closing.

The net proceeds of the Financing of approximately $1.45 million will be used for software development, marketing and promotion for general corporate purposes, Share Exchange and equity related fees, including working capital. We may also use a portion of the net proceeds from this Financing to pursue our strategy of growth through the acquisition of companies in complementary business lines. No such acquisition candidates have been identified at this time. The amounts that we actually expend for these specified purposes may vary significantly depending on a number of factors, including changes in our growth strategy, the amount of our future net service revenue and expenses, and our future cash flow. As a result, we will retain broad discretion in the allocation of the net proceeds of this Financing and may spend such proceeds for any purpose, including purposes not presently contemplated.

The sale of the Note, Warrants, and Warrant Shares were made in reliance upon an exemption from securities registration requirements afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder. In this regard, the Company relied on the representations of the Purchaser contained in the Financing Agreements. The Note, Warrants and the Warrant Shares are, accordingly, non-transferable in the absence of an effective registration statement under the Securities Act, or an available exemption there-from, and all certificates are imprinted with a restrictive legend to that effect.

The description of the Financing described in this current report does not purport to be complete and is qualified in its entirety by reference to the Convertible Note Agreements filed as Exhibit 10.10 and 10,11, the Registration Rights Agreement filed as Exhibit 10.3, the Securities Purchase Agreement filed as Exhibit 10.2, the Warrant Agreements filed as Exhibits 10.6 through 10.9, the Pledge Agreement filed as Exhibit 10.5 and the Security Agreement filed as Exhibit 10.4, to this current report, (collectively, the “Transaction Documents”), all of which are incorporated herein by reference. The forms of the Transaction Documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The Transaction Documents contain certain representations, warranties, covenants and indemnification provisions with respect to any breaches of such representations, warranties or covenants. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they were made only as of the respective dates of the Transaction Documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of the Transaction Documents, and such subsequent information may not be fully reflected in the Company’s public disclosures.

FORM 10-SB INFORMATION

THE BUSINESS

Corporate Overview

The address of our principal executive office is currently 246 Creamer Street, 2nd Floor, Brooklyn, NY 11231. Our telephone number is (877) 643-7244. Our facsimile number is (801) 761-6893.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FUTR”.

Corporate History of our Company

We were incorporated in the State of Nevada on January 23, 2006 with initial authorized capital of 75,000,000 shares of common stock with a par value of $0.001.

Effective July 24, 2007, we split our common shares on a 12 for 1 basis. As a result, our articles of incorporation were amended to increase our authorized common stock from 75,000,000 shares to 900,000,000 shares. The par value of our common stock remained $0.001 per share. We also authorized 50,000,000 shares of preferred stock. Prior to the stock split, there were 4,404,000 shares of common stock outstanding. After the stock split there were 52,848,000 shares of common stock outstanding. The financial statements and notes have been changed to reflect the retroactive effective of the 12 to 1 forward stock split. Our trading symbol was changed from “RPEX” to “FUTR” in connection with the forward stock split and name change.

From our inception on January 23, 2006 to June 30, 2007, we were engaged in no significant operations other than organizational activities, acquiring and staking our properties, preparing the registration statements covering our securities and planning Phase 1 of the exploration work on the Fir property. The Fir property is twenty-one cell mineral claims covering an area totaling 433.24 hectares located in the Kamloops Mining Division in south central British Columbia, approximately 35 kilometers south of Kamloops, B.C. On May 11, 2007, we announced that we had abandoned this property determining that the claim did not cover enough ground to host a viable exploration target. We then abandoned our previous business plan and focused on the identification of suitable businesses with which to enter into a business opportunity or business combination.

On October 30, 2007, we entered into a share exchange agreement with Future Now, and the shareholders of Future Now. The closing of the transactions contemplated in the share exchange agreement and the acquisition of all of the issued and outstanding common stock of Future Now occurred on October 30, 2007. As of the closing date, the former shareholders of Future Now held approximately 70% of the issued and outstanding common shares of our Company. The acquisition of Future Now is deemed to be a reverse acquisition for accounting purposes. Future Now, the accounting acquirer entity, is regarded as the predecessor entity as of October 30, 2007.

Corporate History of Future Now, the Accounting Acquirer

Future Now, Inc. (“Future Now”) was incorporated as a Delaware corporation in November 1997.

Through a rights contribution, technical cooperation and non-compete agreement (the “Rights Agreement”) dated as of October 3, 2003, Future Now contributed its proprietary Persuasion Architecture framework and supporting software suite (collectively, referred to as “MAP Tools”) to its then majority owned subsidiary, Intellectual Property Licensing Group, Inc. (“IPLG”) (formerly, Persuasion Architecture, Inc.) in return for 3,250,000 shares of IPLG. Through the Rights Agreement, Future Now assigned and transferred to IPLG all right, title and interest in any patent rights. Technology, improvement patent and all intellectual property rights related to MAP Tools (collectively, the “Intellectual Property”).

On December 29, 2006, Future Now completed a share exchange with IPLG whereby an additional 800,000 of Future Now’s common stock was issued and allocated proportionately to the then existing shareholders of IPLG. As a result of the transaction, IPLG became a 100% owned subsidiary. IPLG holds the intellectual property rights to MAP Tools and will hold further intellectual property improvements and new developments. It is the intention of Future Now to handle all its licensing related activities out of IPLG.

Current Business of our Company

As of October 30, 2007, the closing date of the Share Exchange, our Company commenced the business of providing custom and productized consulting services, methodology and software licensing, and content and training programs, with the goal of optimizing online conversion rates. We have already been able to generate revenues in these channels.

We are a recognized authority on optimizing Online Conversion Rates, converting more online traffic into leads, subscriptions and sales. Our proprietary Persuasion Architecture™ framework provides clients “blueprints” to plan, measure and improve their online sales and marketing efforts. We believe that our Persuasion Architecture™ represents the only truly accountable solution to all three multi-billion dollar problems:

1. Low customer conversion rates;

2. High costs of customer acquisition;

3. Poor customer retention rates.

Gone are the days where marketing was about broadcasting a message to passive prospects as recipients of the message. Today’s reality is that prospect’s need to be actively engaged as participants in marketing communications. By formulating the conversations an organization will have with its diverse constituent segments, Persuasion Architecture allows practitioners to plan, build, and optimize the persuasive impact on those segments. The unique benefit of Persuasion Architecture™ is that it allows our clients to scientifically plan marketing scenarios from a customer-centric perspective and optimize them.

The market in this sector has really started to focus on the importance of converting traffic rather than simply driving it. The established brand that we have created should provide for a solid leading position in this evolving marketplace.

Products

We derive our revenue from the sale of products and services classified into the following categories: (a) professional services; including, custom and packaged consulting; (b) licensing; (c) content and training; and (d) product sales.

Custom and Productized Consulting Services

These services come in three primary service lines: (a) Conversion Optimization; (b) Persuasion Scenario Analysis; (c) Marketing Planning & Optimization w/Persuasion Architecture™. All of which are specific to the “flavor” of a site (b2b, b2c, self-service, media). The services include three “sizes” per service line, which provides Future Now simplicity and scalability. The price ranges from $2,500 to $500,000. The delivery timeframe ranges between less than a quarter to beyond a full year.

Methodology Software Licensing

Our Persuasion Architecture™ software suite, referred to as the Minerva Architectural Process (“MAP Tool”) is available for licensing. This is a valuable option for agencies as well as medium and larger companies that intend to implement Persuasion Architecture™ across multiple clients, sites, products and channels. Companies and individuals can also become certified Persuasion Architecture partners under direct licensing and royalty programs.

Persuasion Architecture™ is a framework, methodology and software tool set we developed to plan, build and optimize, persuasive systems on-line and off-line, irrespective of channel. The unique benefit of Persuasion Architecture™ is that it allows our clients to scientifically plan marketing scenarios from a customer-centric perspective and optimize them. Persuasion Architecture™ guides clients to document every assumption based on their customers’ personal motivations. It then asks the Persuasion Architect™ to predict the scenarios that those customers will navigate. On-line, Persuasion Architecture™ uses its web analytics scenario language (PAXML - Persuasion Architecture XML) to measure scenarios and optimize against those predictions. This scenario optimization process, is a six sigma process that allows the Persuasion Architect to understand whether it is the execution or the plan that need correction.

Content and Training

We continue to develop content and training programs from our thought leadership and market awareness. Our principals and key employees have already published many books, white papers, etc. on topics pertaining to their respective expert areas. We offer various training programs. Such training programs service both business-to-business and business-to-consumer operations. Sample workshops include; Persuading Them to Take Action - Designing with the Audience in Mind, Persuasive Online Copywriting, Creating Persuasive Momentum - How to Move Your Visitors Towards the Close.

Product Sales

We recently launched a line of hard copy and downloadable products that may be purchased directly from the website. Such products are meant to educate the user and move them into another revenue channel. The products currently include; Conversion Expert’s Workbook; Future Now’s Self Service Guide to Website Optimization; (created in conjunction with Google’s partnership with the launch of the Website Optimizer Tool), Which Sells Best; A quick Start Guide to Testing for Retailers, and Principles of Online Copywriting.

Intellectual Property

General

We rely on trade secrets, prior client experience and the expertise of our team that we seek to protect, in part, by confidentiality agreements. We require all current and future employees, consultants, contractors, manufacturers, outside collaborators, directors on our board, and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We require signed confidentiality or material transfer agreements from any company that receives confidential information from our Company. We intend to ensure that, in the case of employees, consultants and contractors, any agreements that our Company enters into with such persons will generally provide that all inventions conceived by the person while rendering services to us shall be assigned to us as the exclusive property of our Company.

Trademarks

The following trademark application is presently pending: Persuasion Architecture.

Domain Names

We own and operate the following registered Internet domain names: futurenowinc.com, grokdotcom.com and persuasionarchitectureinc.com. The information contained on our websites does not form part of this current report.

Research and Development

We currently have no dedicated research and development costs. We anticipate allocating such costs in the future for human development and other capital expenditures.

Competition

Management believes that we have no direct competitors that provide a one-stop shop improving conversion rates, customer acquisition and retention. There are however companies active in segments of this sector. The “agency” group (Organic, Inc., Critical Path, Inc., and Frog Internet Services) is concerned with tactical implementation and provision of strategic direction but utilize only vaguely defined micro-metrics. Additionally, there is the “vendors group” (i.e., email marketers, search engine marketers, web analytics, word-of-mouth marketing, and affiliates) that offers tactical implementation and only pre-defined metrics without an overall strategic guidance. Our competitive advantage lies in our strategic marketing planning methodology and proprietary framework.

Major Customers

The Company does not have any major customers.

Government Regulation

Neither our Company nor our Company’s products or services are regulated by the government in any of our markets and no permits specific to our industry are required in order for our Company to operate or to sell our products and services. Our Company is not subject to any legislation specific to our industry, Company or products and services.

Employees

As of October 25, 2007, we employed approximately 25 people, of this number, 20 individuals were full time employees and the remainder were part-time employees and contractors/consultants.

We are not a party to any collective bargaining agreement. We believe our relations with our employees to be satisfactory.

Corporate Information

The Company’s corporate headquarters are located at 246 Creamer Street, 2nd Floor, Brooklyn, NY 11231. Our general telephone number is (877) 643-7244, and our general fax number is (801) 761-6893.

REPORTS TO SECURITY HOLDERS

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission and our filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov. The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street N.E. Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. The SEC also maintains an Internet site that contains reports, proxy and formation statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this current report, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only ones we will face. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We may not be able to successfully compete in the web analytics business.

Our future success will depend, in part, on our ability to further enhance web analytics services to meet client needs, to add functionality and to address technological advancements. Future success will also be dependent upon our ability to attract new web analytics customers and to convince existing web analytics customers to renew our agreements. We face competition from other providers of web analytics services, and we cannot offer any assurance that we will be able to continue to enhance web analytics technology, expand business or remain competitive in this market. If we are unable to remain competitive in the web analytics business our financial condition and results of operations may suffer.

Because we depend on our key personnel, the loss of their services or the failure to attract additional highly skilled personnel could adversely affect our operations.

If we are unable to maintain our key personnel and attract new employees with high levels of expertise in those areas in which we propose to engage, without unreasonably increasing our labor costs, the execution of our business strategy may be hindered and our growth limited. We believe that our success is largely dependent on the continued employment of our senior management and directors and the hiring of strategic key personnel at reasonable costs. All of our senior executives have entered into employment agreements with the Company; however, each senior executive may terminate his employment agreement on notice for any reason. We do not have “key-person” insurance on the lives of any of our key officers or management personnel to mitigate the impact to our Company that the loss of any of them would cause. Specifically, the loss of any of our executive officers would disrupt our operations and divert the time and attention of our remaining officers. If any of our current senior managers were unable or unwilling to continue in his or her present position, or if we were unable to attract a sufficient number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected.

If we fail to respond to rapidly changing technology or evolving industry standards, our services may become obsolete or less competitive.

The market for services is characterized by rapid technological advances, changes in client requirements, changes in protocols and evolving industry standards. If we are unable to develop enhancements to and new features for existing services or acceptable new services that keep pace with rapid technological developments, services may become obsolete, less marketable and less competitive and their business would be harmed. The success of any enhancements, new features and services depends on several factors, including the timing of completion, functionality and market acceptance of the feature or enhancement. Failure to produce acceptable new features and enhancements may significantly impair our revenue growth and our results of operations.

We may be liable to customers and may lose customers if we provide poor service, if services do not comply with agreements or if there is a loss of data.

The information in our databases may not be complete or may contain inaccuracies that customers regard as significant. Ability to collect and report data may be interrupted by a number of factors, including an inability to access the Internet or the failure of our network or software systems. In addition, computer viruses may harm systems causing lost data, and the transmission of computer viruses could expose us to litigation. Our customer agreements give customers the right to terminate their agreements for cause if we fail to meet certain reliability standards stated in the agreements or otherwise materially breach our obligations. Any failures in the services supplied or the loss of any customers’ data may result in customers terminating their agreements and could subject us to liability. We may also be required to spend substantial amounts to defend lawsuits and pay any resulting damage awards. We may be liable to customers for loss of business, loss of future revenue, and breach of contract or even for the loss of goodwill. In addition to potential liability, if we supply inaccurate information or experience interruptions in the ability to supply information, our reputation could be harmed and we could lose customers.

We may expand through acquisitions of, or investments in, other companies or through business relationships, all of which may divert management’s attention, result in additional dilution to stockholders or consume resources that are necessary to sustain business.

One of our business strategies is to acquire competing or complementary services, technologies or businesses. We also may enter into relationships with other businesses in order to expand service offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies. No specific acquisition or strategic partnering candidates have been identified to date.

An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, difficulties could be encountered assimilating or integrating the acquired businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, and we may have difficulty retaining the customers of any acquired business due to changes in management and ownership. Acquisitions may also disrupt ongoing business, divert resources and require significant management attention that would otherwise be available for ongoing development of business. Moreover, there can be no assurance that the anticipated benefits of any acquisition, investment or business relationship would be realized or that we would not be exposed to unknown liabilities. In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute our existing stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures; and

•	become subject to adverse tax consequences, or incur substantial depreciation or deferred compensation charges.

We periodically engage in preliminary discussions relating to acquisitions, but are not currently a party to any acquisition agreements relating to pending or proposed acquisitions.

Failure to manage growth effectively could prevent us from achieving our goals.

Our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments. Our inability to successfully manage growth could materially adversely affect our business.

Any failure to adequately expand a direct sales force will impede our growth.

We expect to be substantially dependent on a direct sales force to obtain new customers, particularly large enterprise customers, and to manage customer relationships. We plan to expand a direct sales force and believe that there is significant competition for direct sales personnel with advanced sales skills and technical knowledge. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take twelve months or more to achieve full productivity. Recent hires and planned hires may not become as productive as expected, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. If we are unable to hire and develop sufficient numbers of productive sales personnel our business prospects could suffer.

If we are not able to adequately protect our proprietary rights, our operations would be negatively impacted.

Our ability to compete partly depends on the superiority, uniqueness and value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, we may not be able to adequately protect our intellectual property.

In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. Our inability to adequately protect our proprietary rights would have a negative impact on our operations.

If we are forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect or end our business.

Disputes regarding the ownership of technologies are common and likely to arise in the future. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

If we are later subject to claims that we have infringed the proprietary rights of others or exceeded the scope of licenses, we may be required to obtain a license or pay additional fees or change our designs or technology.

We can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our software designs or other technology.

Risks Related to our Common Stock

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any or all shares of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Trends, Risks and Uncertainties.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

SELECTED FINANCIAL INFORMATION

Selected Financial Information

The following table sets forth summary historical consolidated financial and other operating data for Future Now. The information set forth below should be read in conjunction with the information under “Item 9.01 - Financial Statements and Exhibits,” “Management’s Discussion and Analysis of Plan of Operations” and the consolidated financial statements and related notes and the financial statements included elsewhere in this 8K.

(in $ )

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
STATEMENT OF OPERATIONS DATA:
Total Revenues	1,745,927	1,317,547	1,527,639	1,207,559
Cost of Revenues	710,458	477,944	601,379	501,147
Gross Profit	1,035,468	839,603	926,260	706,412
Marketing and sales	91,048	2,653	6,421	0
Stock Based Compensation	381,225	0	0	0
General and administrative	1,075,168	481,506	760,728	580,733
(Loss) income from operations	(511,973)	355,444	159,111	125,679
Interest (income) expense	36,682	(3,380)	(4,241)	(3,365)
Depreciation and amortization	4,915	0	0	0
Other (income) expense	(32,444)	40,090	41,760	76,474
(Loss) income before income taxes	(521,127)	318,734	121,593	54,831
Income tax expense	1,492	31,373	55,669	18,232
Net income (loss)	(522,619)	287,361	65,924	36,599

SELECTED REVENUE CHANNEL DATA:
Custom Consulting	759,386	612,603	716,747	888,193
Productized consulting	706,154	403,000	464,000	132,800
Licensing and training	108,503	148,608	238,242	143,569
Product and content sales	171,884	153,336	108,650	42,997

BALANCE SHEET DATA (AT END OF THE PERIOD):
Working capital	694,930	472,134	304,549	187,523
Total assets	1,082,843	622,985	415,595	542,945
Total debt, net of debt discount	568,174	0	0	0
Stockholders' equity	292,321	301,897	301,873	16,475

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview

You should read the following discussion of our financial condition and results of operations together with the audited and unaudited financial statements and the notes to the audited and unaudited financial statements included in this current report. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

We are in the business of providing custom and productized consulting services, methodology and software licensing, and content and training programs, with the goal of optimizing online conversion rates. Utilizing our proprietary Persuasion Architecture™ framework, methodology and software, marketers can scientifically plan marketing scenarios, implement them in a quantifiable manner and optimize them based on measurable six-sigma evidence.

Basis of Presentation of Financial Information

On October 30, 2007, we completed the Share Exchange with Future Now and the former shareholders of Future Now. As a result of the Share Exchange, we abandoned our previous business and commenced the business of online marketing optimization and related software development. Because we are the successor business to Future Now and because the operations and assets of Future Now represent our entire business and operations from the closing date of the Share Exchange agreement, our management’s discussion and analysis and audited and unaudited financial statements are based on the consolidated financial results of Future Now and its wholly owned subsidiary IPLG for the relevant periods. Future Now currently reports on a calendar year basis. From the date of the Share Exchange, Future Now will report on a quarterly and year-end basis along with our year-end June 30.

SUMMARY OF KEY RESULTS

Total revenues including revenues from custom consulting, productized consulting, licensing and training and product and content sales, for the unaudited nine months ended September 30, 2007 were $1,745,927 as compared to the revenues of $1,317,547 for the same period ending September 30, 2006. The audited revenues for the year ended December 31, 2006 were $1,527,639 as compared to revenues of 1,207,559 for the year ended December 31, 2005.

Total operating expenses including sales and marketing expenses, stock based compensation and general and administrative expenses for the unaudited nine months ended September 30, 20007 were $1,547,441 as compared to $484,159 for the same period ending September 30, 2006. The audited operating expenses for the year ended December 31, 2006 were $767,149 as compared to total operating expenses of $580,733 for the year ended December 31, 2005.

Results of Operations - for the Audited Fiscal Ended December 31, 2006 and December 31, 2005

Revenues and Cost of Revenues

Total revenue for the year ended December 31, 2006 was $1,527,639 as compared to revenue of $1,207,559 for the year ended December 31, 2005, representing an increase of $320,080 or 26%. The increase in revenues was primarily attributable to increased productized consulting revenues.

Cost of revenues for the year ended December 31, 2006 was $601,379 as compared to cost of revenues of $501,147 for the year ended December 31, 2005 representing an increase of 100,232 or 20%. Cost of revenues for the year ended December 31, 2006 was 39% of total revenues compared with 42% of total revenues for the year ended December 31, 2005. Gross margins for the year ended December 31, 2006 was 61% as compared to 59% for the year ended December 31, 2005 representing an increase of 2%. The increase in our gross margins was primarily due to increases in productized revenues, a higher margin revenue channel.

Operating Expenses

Total operating expenses for the year ended December 31, 2006 were $767,149 as compared to total operating expenses of $580,733 for the year ending December 31, 2005 representing an increase of $186,416 or 32%. Our total operating expenses are comprised of sales and marketing expenses and general and administrative expenses.

General and administrative expenses for the year ended December 31, 2006 were $760,728 as compared to general and administrative expenses of $580,733 for the year ending December 31, 2005 representing an increase of $179,995 or 31%. The increase of general and administrative expenses during the fiscal year ended December 31, 2006 was mainly due to additional hiring.

Other Income and Expenses

During the year ended December 31, 2006, we earned interest of $4,241 as compared to earning $3,365 of interest in the year ending December 31, 2005.

In the year ending December 31, 2006, we incurred expenses (net of books sales) of $40,038 for publishing and book promotion, as compared to expenses of $76,378 for the year ending December 31, 2005. The decrease in expenses is due to publisher subsidy in 2006. The publishing and book promotions relate to the two books written by the founders of Future Now, Jeffrey and Bryan Eisenberg. In 2005, “Call to Action” was released and, in 2006, “Waiting for Your Cat to Bark?” was released. Both books became New York Times Best Sellers, with “Waiting for Your Cat to Bark?” becoming a #1 best seller.

Net Income

Our net income for the year ended December 31, 2006 was $65,924, as compared to a net income of $36,599 for the year ended December 31, 2005, representing an increase of $29,325 or 80%. Net income as a percentage of total revenues was 4.4% for the year ended December 31, 2006 as compared to 3% for the year ended December 31, 2005 The increase in net income during the year ended December 31, 2006 was primarily attributable to increased productized consulting revenues.

Results of Operations - for the Unaudited Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Revenues and Cost of Revenues

Total revenue for the year ended September 30 2007 was $1,745,927 as compared to revenue of $1,317,547 for the year ended September 30, 2006, representing an increase of $428,380 or 33%. The increase in revenues was primarily attributable to increased sales in all revenue channels.

Cost of revenues for the year ended September 30, 2007 was $710,459 as compared to cost of revenues of $477,944 for the year ended September 30, 2006 representing an increase of 232,515or 49%. Cost of revenues for the year ended September 30, 2007 was 41% of total revenues compared with 36% of total revenues for the year ended September 30, 2006. Gross margins for the nine months ended September 30, 2007 was 59%, as compared to 64% for the nine months ended September 30, 2006 representing a decrease of 5%. The decrease in our gross margins was primarily due to increases in the cost of current labor as well as new hiring

Operating Expenses

Our total operating expenses are comprised of sales and marketing expenses, stock based compensation and general and administrative expenses. Total operating expenses for the nine months ended September 30, 2007 was $1,547,441 as compared to total operating expenses of $484,159 for the nine months ending September 30, 2006 representing an increase of $1,063,282 or 220%. For the nine months ended September 30, 2007 we recorded $381,225 in stock based compensation versus $0 for the same period ended September 30, 2006.

General and administrative expenses for the nine months ended September 30, 2007 were $1,075,168 as compared to general and administrative expenses of $481,506 for the same period ended September 30, 2006 representing an increase of $593,662 or 123%. The increase of general and administrative expenses during the nine months ended September 30, 2007 was primarily due to increases in current labor compensation plus the hiring of a new executive officer and consultant. Sales and marketing expenses for the nine months ended September 30, 2007 was $91,048 as compared to $2,653 for the same period ended September 30, 2006. The increase was primarily due to the hiring of two direct sales personnel.

Other Income and Expenses

During the nine months ended September 30, 2007, we earned interest of $5,831 as compared to earning $3,025 of interest for the same period ended September 30, 2006. We also recorded a capital gain of $35,326 related to the realization of certain stock purchase warrants obtained as part of a prior customer project. We recorded publishing and book promotional costs (net of revenues generated) for the two founders’ New York Times Best Seller books, “Waiting for Your Cat to Bark?” and “Call to Action,” of $2,883 for the nine months end September 30, 2007, and $38,564 for the same period ended September 30, 2006.

In the nine months ended September 30, 2007, we incurred interest expense of $36,227 related to the issuance of convertible debentures (the “Offering) during the period as well as recorded amortization of the debt discount of $6,284 for the Offering. We also recorded amortization of $4,915 related to the deferred offering costs of the Offering. No such expenses were incurred for the nine months ended September 30, 2006.

Net Income (Loss)

Our net loss for the nine months ended September 30, 2007 was ($522,619), as compared to net income of $287,361 for the same period ended September 30, 2006, representing a decrease of $809,980. The decrease in net income during the nine months ended September 30, 2006 was primarily attributable to increased cost of current labor as well as additional human resource hiring and the issued of stock based compensation.

Liquidity and Capital Resources

Cash Provided by Financing Activities

We have raised $675,000 through the issuance of 10.5% convertible promissory notes (the “Notes”) and stock purchase warrants (the “Warrants” and together with the Notes, the “Offering”) to 18 separate note holders (the “Note Holders”). Prior to the Share Exchange, one note holder converted $200,000 in principal. As a result as of October 30, 2007, the outstanding balance payable with respect to the Notes was $475,000.

The Notes were issued as units. According to the original terms, each unit consisted of $50,000 promissory notes and warrants to purchase 16,000 shares of our common stock at $0.75 per share (each, a “Warrant”). If the Note conversion option were elected, each unit would convert into a minimum of 15,385 shares of our common stock at $3.25 per share.

In connection with the Share Exchange, we received additional funding of $2,000,000 through the issuance of 11% convertible notes (the “New Notes”) and stock purchase warrants (the “New Warrants”) (both collectively, the “New Financing”). To facilitate the New Financing transaction, the Note Holders agreed to the following amendments (the “Amendments”) to the terms of the Notes and Warrants:

(1) the exercise price for the Warrants shall be at the lower of the (i) exercise price granted for any warrant issued as part of the New Financing, or (ii) the 5 trading day average closing price of our stock from the day of closing of the share exchange transaction;

(2) the conversion price for the Notes shall be the lower of (i) the price per share in certain specified transactions, at a 20% discount, or (ii) the 5 day average closing price of our stock from the day of closing of the share exchange transaction, or (iii) the conversion price of the convertible note as provided for in the New Financing, at a 20% discount; and

(3) Section 1(a) of the registration rights agreement will be amended as follows; “The Note Holders agree to amend their piggyback registration rights such that they allow for any required registration provisions applicable to the New Financing.

As consideration for the Amendments the Note Holders will receive additional warrant certificates equal to 100% of the current warrants presently in their possession priced at the same discounted terms as described in item (1) above.

There were no changes to the redemption features or principal and interest payment features of the Notes, which are as follows:

To the extent that our Company generates revenues, the Note Holders shall receive re-payment of a portion of their investment amount at the end of each semi-annual period until they have received their entire investment amount plus the ten and one-half percent (10.5%) annual coupon. In order to provide for such redemption, we will place three and one-half percent (3.5%) of the gross revenues derived by our Company into a separate bank account (the “Redemption Funds”). The Redemption Funds will be distributed pro-rata among the holders of the Notes within thirty (30) business days after the end of each semi-annual measurement period.

All the principal and interest on the Notes will be due and payable upon the earlier of (i) upon demand made any time after the date that is 36 months from initial issuance of a Note, (ii) the date upon which the Company completes the sale of Common Stock (or like security) for aggregate gross proceeds of at least $2.5 million, or (iii) the closing of an acquisition of our Company, and change of control (as defined in the Notes) whether by material merger, reorganization, sale of assets or other similar material transaction. Should we raise additional capital of $500,000, the Note Holders will be entitled to receive any remaining balance due on the Notes including any accrued interest.

Cash Flow Used in Operating Activities

Operating activities used cash of $53,249 for the year ended December 31, 2006 as compared to cash used of $104,074 for the year ending December 31, 2005. The decrease in cash used for operating activities for the year ended December 31, 2005 was primarily a result of decrease in accounts receivable and increase in deferred revenue. Operating activities used cash of $363,638 for the nine months ended September 30, 2007 as compared to cash provided of $12,218 for the same period ended September 30, 2006. The increase in cash used was primarily a result of increases in accounts receivable and decrease of accounts payable and accrued expenses.

Cash Flow Used in Investing Activities

Investing activities provided cash of $7,100 for the year ended December 31, 2006 as compared to cash of $22,900 provided for the year ended December 31, 2005. The increased cash provided from investing activities during the year ended December 31, 2005 was due to the capitalization of software, net of amortization. Investing activities used cash of $4,250 for the nine months ended September 30, 2007 as compared to cash provided of $7,100 for the same period ended September 30, 2006, primarily due to the increase in note receivable.

Capital Expenditures

We had no material capital expenditures during the years ended December 31, 2006 and 2005 as well as for the nine months ended September 30, 2007 and 2006.

Off-Balance Sheet Arrangements

Our Company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our Company does not engage in trading activities involving non-exchange traded contracts.

Significant Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we use in applying the critical accounting policies. Certain of these critical accounting policies affect working capital account balances, including the policies for revenue recognition, allowance for doubtful accounts, inventory reserves and income taxes. These policies require that we make estimates in the preparation of our financial statements as of a given date.

Within the context of these critical accounting policies, we are not currently aware of any reasonably likely events or circumstances that would result in materially different amounts being reported.

Use of Estimates

The consolidated financial statements of the Company have been prepared using GAAP. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Future Now and its wholly owned subsidiary, IPLG. All inter-company balances and transactions have been eliminated in the consolidated financial statements.

Concentration of Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term marketable securities, long-term investments and trade accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

Revenue Recognition

The Company derives its revenue from the sale of products and services that it classifies into the following three categories: (1) professional services; including, custom and packaged consulting; (2) licensing; and (3) training and product sales. The Company has traditionally sold its services, products and licenses through customer referrals. The Company utilizes written contracts as the means to establish the terms and conditions upon which its products and services are sold to customers.

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, and related interpretations, SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 — Revenue Recognition. For arrangements outside the scope of SOP 97-2, the Company evaluates if multiple elements can be accounted for separately in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.

Professional service revenues - Custom and Packaged Consulting Revenues

Because the Company provides its applications as services, it follows the provisions of Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and Statement of Position (“SOP”) 97-2, Software Revenue Recognition. The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

The Company recognizes revenue resulting from professional services sold with licensing offerings (generally considered to be at the time of, or within 45 days of, sale of the licensing offering) over the term of the related professional services contract as these services are considered to be inseparable from the licensing service, and the Company has not yet established objective and reliable evidence of fair value for the undelivered element. Since the Company cannot allocate a fair value to the various elements of its contracts based on vendor-specific objective evidence, the Company recognizes revenue in accordance with contract accounting under the percentage-of-completion method. The professional service component of the monthly payment project is recognized as the services are performed. The Company recognizes revenues resulting from professional services sold separately from the licensing services as those professional services are performed.

Licensing and training revenues

The Company derives its licensing revenue from selling software and methodology licenses to customers. The Company does not provide custom software development services or create tailored products to sell to specific customers. The software licenses are sold with certain post-contract services, installation and training. As such, the combination of these products and services represent a “multiple-element” arrangement for revenue recognition purposes. Since the Company cannot allocate a fair value to the various elements of its contracts based on vendor-specific objective evidence, the Company recognizes revenue in accordance with contract accounting under the percentage-of-completion method.

Product and content sales

The Company derives its product and content revenue from book and Internet downloadable product sales. Such sales are recognized at the point of sale.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents are comprised of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

The Company’s accounts receivable are derived from a large number of direct customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary. At September 30, 2007 the allowance for potential credit losses was $35,000. The Company performs ongoing reviews of all customers that have breached their payment terms or for whom information has become available indicating a risk of non-recoverability. The Company records an allowance for bad debts for specific customers identified as well as an allowance based on its historical collection experience. The Company’s evaluation of the allowance for potential credit losses requires the use of estimates and the actual results may differ from these estimates.

Deferred Revenues

Deferred revenues consist of billings or payments received in advance of revenue recognition for the Company’s professional services, licensing and training services described above and the Company recognizes them as revenue only when the revenue recognition criteria are met.

Software Development Costs

Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company determines technological feasibility when a working model has been completed. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, until the product is available for general release. The Company has not capitalized any software development costs because technological feasibility has not been established for software being developed during the years ended December 31, 2006 and 2005.

Cost of Revenues

The Company’s cost of revenues primarily consists of personnel associated with the Company’s professional services as well as network operations.

Income Taxes

The Company provides for income taxes using the asset and liability method. Under the liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carry-forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of sufficient future taxable income during the period in which the deferred tax assets are recoverable. Management assesses the likelihood that the deferred tax assets will be recovered from future taxable income and whether a valuation allowance is required to reflect any uncertainty. Management has determined that no such valuation allowance was necessary as of December 31, 2006. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carry-forwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry-forward period are reduced. Tax rate changes are reflected in the computation of the income tax provision during the period such changes are enacted.

Derivative Liabilities

In order to determine whether the Company had a derivative liability the Company reviewed Emerging Issues Task Force (“EITF’) - EITF 05-02, “The Meaning of Convertible Debt Instrument in Issue No. 00-19”.

Pursuant to the terms of the convertible debt and the detachable warrants issued, management determined that the warrants do not qualify as equity instruments under the provisions of EITF No. 00-19, Accounting for Derivative Financial Instruments Index to, and Potentially Settled in, a Company’s Own Stock, and, therefore, should also be accounted for as derivatives under the provisions of SFAS No. 133.

As such, effective with the issuance of the convertible debt, the fair value of all non-employee options and warrants are accounted for as derivative liabilities under the provisions of SFAS No. 133. Changes in the fair value of the non-employee options and warrants will be recorded through earnings at each subsequent reporting period, so long as they continue to not qualify for equity classification. Non-employee options and warrants that are ultimately settled in common stock will be re-measured prior to settlement then reclassified to stockholders’ equity; however, any gains or losses previously recognized on those instruments will remain in earnings during the periods in which they were recognized.

Stock Based Compensation

The Company accounts for stock and stock options issued for services and compensation by employees under SFAS 123 (R). For non-employees, the fair market value of the Company’s stock on the date of stock issuance or option/grant is used. The Company determined the fair market value of the options issued under the Black-Scholes Pricing Model. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

Future Accounting Requirements

For a discussion of recently issued accounting standards relevant to our financial performance, see Note 2 of the Notes to our consolidated financial statements included elsewhere in this current report.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 246 Creamer Street, 2nd Floor, Brooklyn, NY 11231. We have never owned any real property and the premises we occupy are leased to us under a five-year lease that ends on July 31, 2009. Our current base monthly rental is $3,500 plus utilities.  On September 22, 2007, we notified our landlord, and the landlord accepted, our plan to vacate the facility on or before January 31, 2008. On October 12, 2007, we executed a new for property located at 55 Washington Street, Suite 419, Brooklyn, New York 11201. The lease is for approximately 3,800 square feet, has a three-year term and commences on December 15, 2007 at an initial monthly rental of $6,272, plus utilities and certain common charges.  We believe that the condition of our current and newly leased property is satisfactory, suitable and adequate for our current needs.

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 30, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, as well as by each of our current directors and executive officers and the directors and executive officers of our subsidiary as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Title of Class	Name and Address of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Common	Eisenberg Holdings, LLC(2) c/o Jeffrey Eisenberg 2401 East 23rd Street Brooklyn, NY USA 11235	Jeffrey Eisenberg, Director, President & CEO Bryan Eisenberg, Executive Vice President and Director	36,681,883	48.42%

Common	William Schloth(3) 80 Mountain Laurel Road Fairfield, CT USA 06824	Director and CFO	5,042,906	6.66%

Common	John Quarto-Von Tivadar 549 Morgan Avenue Brooklyn, NY USA 11222	Chief Scientist	4,205,254	5.09%

Common	Howard Kaplan(4) 184 Sackett Street Brooklyn, NY. 11231	Chief Operating Officer	2,010,590	2.65%

Common	Roy & Penne Williams 16221 Crystal Hills Drive Austin, TX USA 78737	5% shareholder	4,205,254	5.09%

Common	Directors and Executive Officers as a Group (5 persons)		47,940,633	62.82%

(1)
Based on 71,242,191 shares of common stock issued and outstanding as of October 30, 2007. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	45% ownership by Jeffrey and Bryan Eisenberg and 10% by Esther Eisenberg. Bryan and Jeffrey are the managing members of the LLC and have split voting and investment control.

(3)	Mr. Schloth is the holder of 3,017,813 fully vested stock options

(4)	Mr. Kaplan is the holder of 1,496,701 fully vested stock options

Changes in Control

There are no arrangements that may result in a change of control of the Company.

MANAGEMENT

Directors and Executive Officers, Promoters and Control Persons

The following individuals serve as the directors, executive officers and key employees of our Company and our operating subsidiary. All directors of our Company and our subsidiary hold office until the next annual meeting of our shareholders or until their successors have been elected and qualified. The executive officers of our Company and our operating subsidiary are appointed by our board of directors and hold office until their death, resignation or removal from office.

Name	Position Held with our Company	Age	Date First Elected or Appointed
Jeffrey Eisenberg	Director, Chief Executive Officer and President	42	October 30, 2007
Bryan Eisenberg	Director and Executive Vice President of Intellectual Property	37	October 30, 2007
William Schloth	Director and CFO	44	October 30, 2007
John Quarto-Von Tivadar	Chief Scientist	43	October 30, 2007
Howard Kaplan	Chief Operating Officer	30	October 30, 2007

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our Company and the executive officer and director of our subsidiary, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Jeffrey Eisenberg has served as our director, Chief Executive Officer and President since October 30, 2007. Mr. Eisenberg co-founded Future Now, Inc. in 1998 and served as its CEO and as a director until October 30, 2007. He also serves as the Chief Executive Officer of Persuasion Architecture, Inc., a licensing and training company. Mr. Eisenberg has expertise in Online Marketing and Marketing Performance Metrics. He is the co-author of the New York Times bestseller Call-to-Action and Persuasive Online Copywriting, and a co-author of the #1 Wall Street Journal bestseller “Waiting for Your Cat to Bark?”

Prior to co-founding Future Now, Inc., Mr. Eisenberg developed expertise in offline sales and marketing as well as in management and training while working for companies such as IDT, Central National Bank, NYFX, Nuestra Voz, Bridges, Rich & Wheeler, GWC and Bridges East Africa. Mr. Eisenberg attended Touro College, is natively fluent in Spanish and English and has transacted investment/ merchant banking business in 26 countries. is the co-author of the New York Times bestseller Call-to-Action and Persuasive Online Copywriting, and a co-author of the #1 Wall Street Journal bestseller “Waiting for Your Cat to Bark?”

Bryan Eisenberg has served as our director and Executive Vice President of Intellectual Property since October 30, 2007. Mr. Eisenberg co-founded Future Now, Inc. in 1998 and served as its Chief Persuasion Officer and as a director until October 30, 2007. He has expertise in online marketing and marketing performance metrics. He is also chairman of the Web Analytics Association and an advisory board member of Ad;Tech.

Mr. Eisenberg is an inventor of Persuasion Architecture™. Mr. Eisenberg has also consulted and run seminars for companies such as: Universal Orlando, GE, PriceWaterhouseCoopers, HP, CBS, AeroTek/ Allegis Group, Dell, Volvo, Computer Associates, Overstock.com, LowerMyBills, CafePress.com, SAS and many others. He is the co-author of the New York Times bestseller Call-to-Action and Persuasive Online Copywriting, and a co-author of the #1 Wall Street Journal bestseller “Waiting for Your Cat to Bark?” He is the publisher of Future Now’s award-winning blog and newsletter GrokDotCom and is the author of ClickZ’s column “ROI Marketing”.

William E. Schloth has served as our director and Chief Financial Officer since October 30, 2007. Mr. Schloth co-founded Future Now Inc. in 1998 and served as its Chief Executive Officer until October 30, 2007. For more than the past two years, he has also served as a Senior Managing Director of, Finance for Future Now Capital Markets Group, an affiliate of Future Now, Inc. that provides investment banking and financial services consulting.

Earlier in his career Mr. Schloth held senior management positions with GE Capital, including Technical Advisor Merger and Acquisitions and Manager Financial Planning and Analysis. Prior to GE Capital, Mr. Schloth spent five years with Coopers & Lybrand. Mr. Schloth also has experience as an entrepreneur, successfully co-founding then selling his own full-service brokerage firm as well as founding a specialty high-end financial and technology management consulting practice. Mr. Schloth is a certified public accountant and holds an MBA from New York University’s Stern School of Business with a double concentration in finance and marketing.

John Quarto-von Tivadar has served as our Chief Scientist since October 30, 2007. For more than the past five years, Mr. Quarto-von Tivadar served as Chief Scientist for Future Now, Inc. He is a co-inventor of Persuasion Architecture™ and is a regular speaker at seminars and conferences in North America and Europe, having written multiple books on various technology topics, such as “Discovering Fusebox”. From 1999 to 2000, Mr. Tivadar was Chief Technology Officer of an Internet incubator in New York with more than 40 web-based businesses, pioneering development of the highly acclaimed “Category Manager”, “iTract” and “e-Marketplaces” web applications. From 1997 to 1999, Mr. Tivadar served as a Senior Engineer for Internet Technologies for Boston-based engineering software firm The Invention Machine. From 1988 to 1993, Mr. Tivadar ran an institutional trading desk on the floor of an exchange and managed a private hedge fund valued in excess of $5 million for five years while a member of the Chicago Board of Trade. Mr. Tivadar also worked on instrument calibration software testing for NASA’s Hubble Space Telescope’s high-speed photometer and high-resolution spectrograph from 1987 to 1988. His newest book, “Persuasion Architecture: In Theory and In Practice” is expected out later this year. He holds a Masters degree in Astrophysics and a Bachelors of Science degree in Astronomy.

Howard Kaplan has served as our Chief Operations Officer since October 30, 2007. For more than the past five years, Mr. Kaplan served as the Director of Business Development and for the past year as Chief Operating Officer of Future Now, Inc. He has spoken about Marketing Optimization at leading conferences including Internet Retailer, Shop.org, AdTech, Marketing Sherpa and Search Engine Strategies. Mr. Kaplan has been involved with internet technologies since the early 1990’s. He has designed search engines and engineering Content Management Systems for PriceWaterhouseCoopers’ Global Web Team. Howard is a member of the Association for Computing Machinery and a graduate of the Georgia Institute of Technology.

Family Relationships

Jeffrey Eisenberg and Bryan Eisenberg are brothers. There are no other family relationships between any of our directors, executive officers and proposed directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons: (i) our Chief Executive Officer; (ii) each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year ended December 31, 2006, and whose total salary and bonus exceeds $100,000 per year; and (iii) any additional individuals for whom disclosure would have been provided under (ii) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year who we will collectively refer to as the “named executive officers”, of our three most recently completed fiscal years ended December 31, 2006, are set out in the following summary compensation table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Gordon Samson(1)	2006	$0	0	0		0		0	0
Former President,	2005	0	0	0		0		0	0
Chief Financial Officer and Director
Jeffrey Eisenberg	2006	$130,000	0	0		0		0	$130,000
Chief Executive Officer	2005	0	0	0		0		0	0
and Director
Bryan Eisenberg	2006	$130,000	0	0		0		0	$130,000
Chief Persuasion Officer	2005	0	0	0		0		0	0
and Director
William Schloth	2006	$120,000	0	0		0		0	$120,000
Chief Financial Officer	2005	0	0	0		0		0	0
and Director

(1)
Mr. Samson was appointed as director on January 23, 2006. He resigned as our President, Chief Financial Officer and Director on October 30, 2007 when Jeffrey Eisenberg, Bryan Eisenberg and William Schloth were appointed directors of our Company following the closing the Share Exchange.

For the 2006 fiscal year, the compensation of, respectively, Jeffrey Eisenberg, Bryan Eisenberg, and William Schloth reflects their compensation earned while employed by Future Now, Inc., the accounting acquirer of the Company. No executive officer of our Company received annual salary and bonus in excess of $100,000 for our Company’s fiscal year ended December 31, 2005 prior to the Share Exchange. During such time, we did not pay any salaries or bonuses to any of our executive officers.

Employment Contracts and Termination of Employment Arrangements

On October 30, 2007, we entered into an employment agreement with Jeffrey Eisenberg, pursuant to which Mr. Eisenberg shall serve as our Chief Executive Officer and President upon the closing of the Share Exchange. Mr. Eisenberg will be paid an annual base salary of $150,000. He will also be provided with a car allowance, medical and dental benefits, performance stock grant rights after holding the positions for one year, and voting rights by virtue of being part of the management bonus pool. The agreement has a three-year term, with automatic extensions of successive additional one-year terms. The agreement may be terminated (i) by mutual agreement of Mr. Eisenberg and by the Company; (ii) by the Company for cause; (iii) by Mr. Eisenberg for any reason; (iv) by the Company or Mr. Eisenberg upon Mr. Eisenberg’s disability.

A copy of Mr. Eisenberg’s employment agreement is filed herewith as exhibit 10.17.

On October 30, 2007, we entered into an employment agreement with Bryan Eisenberg, pursuant to which Mr. Eisenberg shall serve as our Executive Vice President of Intellectual Property upon the closing of the Share Exchange. Mr. Eisenberg will be paid an annual base salary of $150,000. He will also be provided with a car allowance, medical and dental benefits, performance stock grant rights after holding the positions for one year, and voting rights by virtue of being part of the management bonus pool. The agreement has a three-year term, with automatic extensions of successive additional one-year terms. The agreement may be terminated (i) by mutual agreement of Mr. Eisenberg and the Company; (ii) by the Company for cause; (iii) by Mr. Eisenberg for any reason; (iv) by the Company or Mr. Eisenberg upon Mr. Eisenberg’s disability.

A copy of Mr. Eisenberg’s employment agreement is filed herewith as exhibit 10.18.

On October 30, 2007, we entered into an employment agreement with William E. Schloth, pursuant to which Mr. Schloth shall serve as our Chief Financial Officer upon the closing of the Share Exchange. Mr. Schloth will be paid an annual base salary of $135,000. He will also be provided with medical and dental benefits, performance stock grant rights after holding the position for one year, and voting rights by virtue of being part of the management bonus pool. In addition, he received a $25,000 bonus for closing the Share Exchange. The bonus is payable within 30 days of the closing of the Share Exchange. The agreement has a three-year term, with automatic extensions of successive additional one-year terms. The agreement may be terminated (i) by mutual agreement of Mr. Schloth and the Company (ii) by the Company for cause; (iii) by Mr. Schloth for any reason; (iv) by the Company or Mr. Schloth upon Mr. Schloth’s disability.

A copy of Mr. Schloth’s employment agreement is filed herewith as exhibit 10.19.

On October 30, 2007, we entered into an employment agreement with John Quarto-Von Tivadar, pursuant to which Mr. Quarto-Von Tivadar shall serve as our Chief Scientist upon the closing of the Share Exchange. Mr. Quarto-Von Tivadar will be paid an annual base salary of $100,000. He will also be provided with a car allowance, medical and dental benefits, and will receive voting rights after one year by virtue of being part of the management bonus pool. The agreement has a three-year term, with automatic extensions of successive additional one-year terms. The agreement may be terminated (i) by mutual agreement of Mr. Quarto-Von Tivadar and the Company; (ii) by the Company for cause; (iii) by Mr. Quarto-Von Tivadar for any reason; (iv) by the Company or Mr. Quarto-Von Tivadar upon Mr. Quarto-Von Tivadar’s disability.

A copy of Mr. Quarto-Von Tivadar’s employment agreement is filed herewith as exhibit 10.20.

On October 30, 2007, we entered into an employment agreement with Howard Kaplan, pursuant to which Mr. Kaplan shall serve as our Chief Operating Officer upon the closing of the Share Exchange. Mr. Kaplan will be paid an annual base salary of $120,000. He will also be provided with medical and dental benefits, and will receive voting rights after one year by virtue of being part of the management bonus pool. The agreement has a three-year term, with automatic extensions of successive additional one-year terms. The agreement may be terminated (i) by mutual agreement of Mr. Kaplan and the Company; (ii) by the Company for cause; (iii) by Mr. Kaplan for any reason; (iv) by the Company or Mr. Kaplan upon Mr. Kaplan’s disability.

A copy of Kaplan’s employment agreement is filed herewith as exhibit 10.21.

Stock Option Plan

Prior to the Share Exchange with Future Now, our Company did not have a stock option plan in favor of any director, officer, consultant or employee of our Company. As a condition of the closing of the share exchange agreement, we agreed to adopt Future Now’s 2007 Stock Option Plan under which 815,750 stock options were issued to the grantees (the “Grantees”), 255,556 which had been exercised (“Option Exercises”). As part of the Option Exercises we received promissory notes from William E. Schloth and Howard Kaplan totaling $95,000. The Grantees have all agreed to have the exercise price of their options adjust to the closing price of our common stock on the closing date of the Share Exchange (the “Price Amendment”). As consideration for the Price Amendment, the Grantees will receive additional options equal to 25% of the then outstanding options. There were 80,361 pre-Share Exchange shares granted under this provision.

Stock Options/SAR Grants

Our Company did not grant any options or stock appreciation rights during our fiscal year ended June 30, 2006.

Prior to the closing of the share exchange transaction, Future Now had 560,194 stock options outstanding. As consideration for agreed adjustments to the original options contracts as a result of the share exchange transaction, it issued an additional 80,361 stock options. As such, immediately preceding the closing of the Share Exchange Future Now had 640,556 options outstanding.

Outstanding Equity Awards at Fiscal Year-End

See the discussion set forth above.

Directors Compensation

We reimbursed our directors for expenses incurred in connection with attending board meetings but did not pay director’s fees or other cash compensation for services rendered as directors during our prior fiscal year or before the Share Exchange.

We have no present formal plan for compensating our directors for their service in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our Company other than services ordinarily required of a director. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Other than set out below, we have not been a party to any transaction, proposed transaction, or series of transactions during the last two years in which the amount involved exceeds the lesser or (a) $120,000 or (b) one percent (1%) of the average of our total assets at year end for the last three completed fiscal years, and in which, to our knowledge, any of the following persons had, or is to have, a direct or indirect material interest: a director or executive officer of our Company; a nominee for election as a director of our Company; a beneficial owner of more than five percent of the outstanding shares of our common stock; or any member of the immediate family of any such person.

Eisenberg Holdings, LLC (“EHI”)

EHI was established on September 22, 2003, and is presently owned 45% by Jeffrey Eisenberg, the CEO of our Company, and 45% by Bryan Eisenberg, the Executive Vice President of our Company, and 10% by Esther Eisenberg (Bryan and Jeffrey are collectively, the “Eisenbergs”). As of October 30, 2007, EHI held 36,681,883 common shares of our Company that equates to a 79.16% basic, and fully diluted ownership in the Company. EHI operates as a holding Company for the Eisenberg’s investment portfolio as well as an operating entity for individual speaking and other publishing activities of the Eisenbergs. On occasion, the Eisenbergs are asked to be the Keynote speakers at industry and other public events. The income associated with these efforts are provided directly to the Eisenbergs.

Fintech Group LLC. (“FTG”)

Pursuant to a service agreement dated 2/1/2005 (“Consulting Agreement”), as amended on April 26, 2006 (“Addendum I”), Future Now entered into a financial services consulting agreement with FTG that included the payment of $5,000 per month for tax, accounting and other financial services and certain travel related expenses. FTG is owned by the chief financial officer of our Company. As of December 31, 2006, FTG was also the beneficial owner of 18,929 shares of the Company’s common stock. For the years ended December 31, 2006 and 2005, under this agreement the Company paid $58,950, and $53,150 respectively. The Consulting Agreement was terminated as a condition of closing of the Share Exchange.

Future Now Capital Markets Group, Inc.(“FNCMGI”)

Pursuant to a strategic advisory agreement dated April 26, 2006, as amended on November 24, 2006 (“Structuring Agreement”), the Company entered into a consulting and financial structuring agreement with FNCMGI that included the payment of $5,000 per month for general investment banking services as part of the Company’s capital markets efforts. FNCMGI is 50% owned by the chief financial officer and 50% owned by Eisenberg Holdings, LLC. For the years ended December 31, 2006 and 2005, the Company paid $51,150, and $47,800, respectively, under this agreement. The Structuring Agreement was terminated as a condition of closing of the Share Exchange.

FNCMGI also held a non-exclusive license (“License Agreement”) to the Company’s MAP Tools. The License Agreement was signed between FNCMGI and IPLG on February 1, 2005, and amended on June 30, 2007 (“Amendment”). Upon the initial execution of the License Agreement FNCMGI paid $50,000 for the license rights. For the period ended December 31, 2006, the Company has been accreting into income the license fee over the life of the license (seven years). The License Agreement was terminated as a condition of closing of the Share Exchange.

Loans

Pursuant to a promissory note, dated October 22, 2007, William Schloth borrowed $70,000 from Future Now to finance the exercise of options, secured by Mr. Schloth’s stock options in our Company. The principal is to be repaid on the earlier of (a) Mr. Schloth’s date of termination of employment, or (b) two years from the date of the note.

Pursuant to a promissory note, dated October 22 2007, Howard Kaplan borrowed $25,000 from Future Now to finance the exercise of options, secured by Mr. Kaplan’s stock options in our Company. The principal is to be repaid on the earlier of (a) Mr. Kaplan’s date of termination of employment, or (b) two years from the date of the note.

Director Independence

As part of the Share Exchange, Jeffrey Eisenberg, Bryan Eisenberg and William Schloth were appointed as directors of our Company effective October 30, 2007. Gordon Samson, resigned as a director.

At this time, the Company is not subject to the requirements of a national securities exchange or an inter-dealer quotation system with respect to the need to have a majority of its directors be independent. In the absence of such requirements, the Company has elected to use the definition established by the NASDAQ independence rule which defines an “independent director” as “a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The definition further provides that the following relationships are considered bars to independent regardless of the board’s determination:

Employment by the Company. Employment of the director or a family member by the Company or any parent or subsidiary of the Company at any time thereof during the past three years, other than family members in non-executive officer positions.

$60,000 Compensation. Acceptance by the director or a family member of any compensation from the Company or any parent or subsidiary in excess of $60,000 during any twelve month period within three years of the independence determination.

Auditor Affiliation. A director or a family member of the director, being a partner of the Company’s outside auditor or having been a partner or employee of the Company’s outside auditor who worked on the Company’s audit, during the past three years.

Based on the foregoing definition, the board of directors has determined none of the current directors are “independent directors”.

Committees of the Board

Our Company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by our board of directors.

DESCRIPTION OF SECURITIES

We are authorized to issue 900,000,000 shares of common stock with a par value of $0.001 per share and 50,000,000 shares of preferred stock with a par value of $0.001. As at October 30, 2007 we had 71,242,191 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by our board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We received approval from the OTC Bulletin Board on March 23, 2007 for quotation under the symbol “RPEX”. Our trading symbol was changed from “RPEX” to “FUTR” in July 2007 in connection with a 12 for 1 forward stock split and name change.

The following table reflects the high and low bid information for our common stock obtained from Yahoo! Finance and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers
OTC Bulletin Board

Quarter Ended(1)	High	Low
March 31, 2007	NA	NA
June 30, 2007	$1.80	$1.80
September 30, 2007(2)	$0.67	$0.16

(1)	Our common stock received approval for quotation on March 23, 2007. The first trade occurred June 25, 2007.

(2)	Gives effect to a 12:1 stock split that occurred on July 24, 2007.

On October 31, 2007 the last trade for the common stock as reported by the quotation service operated by the OTC Bulletin Board was $0.35.

Rule 144 Shares

A total of 54,394,191 shares of our common stock will become available for resale to the public after one year from the date the Share Exchange subject to the volume and trading limitations of Rule 144, as promulgated under the Securities Act of 1933. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal approximately 712,421 shares as of the date of this current report; or

•	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the Company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As October 30, 2007, persons who are our affiliates hold 71% of the 54,394,191 shares described above.

Holders

As of October 30, 2007, there were 76 holders of record of our common stock who held an aggregate of 71,242,191 common shares.

Our common shares are issued in registered form. Our registrar and transfer agent is Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, Florida, 33701, telephone: 727-289-0010; facsimile: 727-289-0069.

Dividend Policy

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Recent Sales of Unregistered Securities

During the year ended December 31, 2006, we did not issue any equity securities which were not registered under the Securities Act of 1933.

Prior to the closing of the Share Exchange, Future Now had 104,000 stock purchase warrants outstanding with Note Holders (the “Note Holder Warrants”. As consideration for Price Amendments to the original Note Holders’ investment documents and as a result of the Share Exchange, it will issue an additional 104,000 stock purchase warrants to the Note Holders. As of October 30, 2007, we had 208,000 Note Holder Warrants outstanding.

Prior to the closing of the Share Exchange transaction, Future Now had 34,366 placement agent warrants outstanding. As consideration for agreed adjustments to the original placement agent warrants as a result of the Share Exchange transaction, it issued an additional 34,366 placement agent warrants. As of October 30 2007, we had 68,732 placement agent warrants outstanding.  As part of the Financing, an additional 571,429 post-Share Exchange placement agent warrants will be issued with similar terms as the warrants issued to the Purchaser.

For further information about recent sales of unregistered securities, see Item 3.02.

Equity Compensation Plan Information

Other than the stock grants described above under the heading “EXECUTIVE COMPENSATION”, we currently do not have any equity compensation plans.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes, as amended (the “Nevada Statute”), provides that, in general, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Statute or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada Statute or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Statute further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our articles of incorporation provide that we shall indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director’s conduct was unlawful. We shall advance expenses for such persons pursuant to the terms set forth in our by-laws, or in a separate Board resolution or contract.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS AND EXHIBITS

See Item 9.01 below, which is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the closing of the Share Exchange on October 30 2007, our Company issued 50,394,191 shares of our common stock to the former shareholders of Future Now. We issued such common shares in reliance upon Section 4(2) of the Securities Act of 1933 to “accredited investors” (as that term is defined in Regulation D under the Securities Act of 1933). The facts relied on to make the exemption were the representation made by the parties to the share exchange agreement.

In connection with the above described Share Exchange, the Company entered into a Convertible Note Agreement, Securities Purchase Agreement, two Warrant Agreements, Pledge and Security Agreement (collectively, the “Financing Agreements”), with one purchaser named therein (the “Purchaser”). The Financing Agreements provide for the offering by the Company to the Purchaser of $2,000,000 (the “Financing’) in an 11% Secured Convertible Note (the “Note”) having a maturity date which is on the second anniversary of the Closing date. Interest on the Note was prepaid. We issued such Note and Warrants in reliance upon Regulation D and/or Section 4(2) of the Securities Act of 1933 to an “accredited investor” (as that term is defined in Regulation D under the Securities Act of 1933). The facts relied on to make the exemption were the representations made by the Purchaser under the Financing Agreement.

Item 5.01 Changes in Control of Registrant.

See Item 2.01 of this current report, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the Share Exchange agreement, Jeffrey Eisenberg, Bryan Eisenberg and William Schloth were appointed as directors of our Company as of October 30, 2007. A description of their respective business experience over the past five years and employment agreements can be found in Item 2.01 of this current report.

The appointments of Jeffrey Eisenberg, Bryan Eisenberg and William Schloth to our board of directors occurred in accordance with the provisions of the share exchange agreement dated October 30, 2007. Their appointment to our board of directors was a condition precedent to the closing of the Share Exchange. They were selected for appointment based on their familiarity and experience with Future Now, Inc. and the new business of our Company as of the closing date.

Gordon Samson resigned as President, Chief Financial Officer and Director of our Company on October 30, 2007, immediately following the appointments of Jeffrey Eisenberg, Bryan Eisenberg and William Schloth as directors. The resignation was a condition of closing of the share exchange agreement.

Item 5.06 Change in Shell Company Status

Management has determined that, as of the closing of the Share Exchange, our Company has ceased to be a shell company as defined in Rule 12b-2 of the United States Securities Exchange Act of 1934, as amended. Please refer to Item 2.01 of this current report for a detailed description of the share exchange agreement and the business of our Company following the closing date.

Item 8.01 Other Events.

On October 30, 2007, the Company issued a press release announcing that closed the Share Exchange and the Financing Transaction described above in this current report. A copy of the press release is attached as Exhibit 99.2.

Item 9.01 Consolidated Financial Statements and Exhibits

Exhibit Number	Description

10.1	Share Exchange Agreement, dated October 30, 2007, by and between Future Now Group, Inc., Future Now, Inc., and the former shareholders of Future Now, Inc.

10.2	Securities Purchase Agreement, dated October 30, 2007.

10.3	Registration Rights Agreement, dated October 30, 2007.

10.4	Security Agreement, dated October 30, 2007.

10.5	Pledge Agreement, dated October 30, 2007

10.6	Warrant Agreement W1-1 with Professional Offshore Opportunity Fund Ltd.

10.7	Warrant Agreement W1-2 with Professional Traders Fund LLC.

10.8	Warrant Agreement W2-1 with Professional Offshore Opportunity Fund Ltd.

10.9	Warrant Agreement W2-2 with Professional Traders Fund LLC.

10.10	Secured Convertible Note Agreement with Professional Offshore Opportunity Fund Ltd.

10.11	Secured Convertible Note Agreement with Professional Traders Fund LLC.

10.12	Promissory Note - Howard Kaplan.

10.13	Promissory Note - William Schloth.

10.14	Form of Original Investment Agreements with Bridge Investors.

10.15	Form of Arrangement with Original Bridge Investors for Amendments to Original Investment Agreements.

10.16	Office Lease Agreement Dated September 1, 2007 for Occupancy December 15, 2007.

10.17	Employment Agreement - Jeffrey Eisenberg.

10.18	Employment Agreement - Bryan Eisenberg.

10.19	Employment Agreement - William Schloth.

10.20	Employment Agreement - Howard Kaplan.

10.21	Employment Agreement - John Quarto-Von Tivadar.

21	Subsidiaries of the Small Business Issuer.

99.1	Financial Statements

99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Future Now Group Inc.

/s/ Jeffrey Eisenberg
Jeffrey Eisenberg Chief Executive Officer, President and Director Date: November 6, 2007